Exhibit 11

                     AEROFLEX INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                   Year Ended June 30,
                                           1995            1994           1993
                                           ----            ----           ----
COMPUTATION OF ADJUSTED NET INCOME:
  Income from continuing operations     $  6,587,000  $ 5,850,000    $1,736,000
  Discontinued operations                    462,000      187,000       500,000
                                        ------------  -----------    ----------
  Net income for primary earnings per
     common share                          7,049,000    6,037,000     2,236,000
  Add:  debenture interest and
     amortization expense, net of
     income taxes                            757,000      293,000       395,000
                                        ------------  -----------     ----------
  Adjusted net income for
     fully diluted earnings
     per common share                   $  7,806,000  $ 6,330,000    $2,631,000
                                        ============  ===========    ==========

COMPUTATION OF ADJUSTED WEIGHTED
    AVERAGE SHARES OUTSTANDING:
  Weighted average shares outstanding     11,733,000    9,962,000     8,719,000
    Add:  Effect of options and
     warrants outstanding                    619,000      564,000        38,000
                                        ------------   ----------    ----------
  Weighted average shares and
    common share equivalents used
    for computation of primary
    earnings per common share             12,352,000   10,526,000     8,757,000
    Add:  Effect of additional
      options and warrants
      outstanding for fully
      diluted computation                    119,000      74,000         28,000
    Add:  Shares assumed to be
      issued upon conversion of
      debentures                           1,778,000    1,801,000     2,135,000
                                         -----------  -----------    ----------
  Weighted average shares and common
      share equivalents used for
      computation of fully diluted
      earnings per common share           14,249,000   12,401,000    10,920,000
                                         ===========   ==========    ==========

EARNINGS PER COMMON SHARE AND
    COMMON SHARE EQUIVALENT:
  Primary:
    Income from continuing operations         $ .53        $ .55          $ .20
    Discontinued operations                     .04          .02            .06
                                              -----        -----          -----
    Net income                                $ .57        $ .57          $ .26
                                              =====        =====          =====

  Fully Diluted:
    Income from continuing operations         $ .52        $ .50          $ .19
    Discontinued operations                     .03          .01            .05
                                              -----        -----          -----
     Net income                               $ .55        $ .51          $ .24
                                              =====        =====          =====